As filed with the Securities and Exchange Commission on March 21, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EPICEPT CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	52-1841431
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
270 Sylvan Avenue
Englewood Cliffs, New Jersey 07632
(201) 894-8980
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

John V. Talley
Chief Executive Officer
EpiCept Corporation
270 Sylvan Avenue
Englewood Cliffs, New Jersey 07632
(201) 894-8980
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

Copies to:
Alexander D. Lynch, Esq.
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
(212) 310-8000
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered(1)	Price per Share	Offering Price	Fee

Common Stock, par value $0.0001 per share(2)	4,102,933	$3.04(3)	$12,472,916
				$1,771.25

Shares of common stock underlying selling stockholder warrants(4)	1,020,208	$4.00(5)	$4,080,832

(1)	Pursuant to Rule 415 of the Securities Act of 1933, as amended, or the Securities Act, this registration statement also registers such additional shares of common stock of the Registrant as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or other capital adjustments.

(2)	Represents shares of our common stock issued by us pursuant to a private placement on February 9, 2006 and shares of our common stock issued to certain selling stockholders that have contractual registration rights.

(3)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, based on the average of the high and low prices of our common stock as reported on the Nasdaq National Market on March 14, 2006.

(4)	Represents 1,020,208 shares of our common stock issuable upon the exercise of warrants issued by us pursuant to a private placement on February 9, 2006.

(5)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(g) of the Securities Act, based on the higher of (a) the exercise price of the warrants or (b) the offering price of the securities of the same class included in this registration statement.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted until the registration statement is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 21, 2006
PRELIMINARY PROSPECTUS
5,123,141 Shares
of
Common Stock, par value $0.0001 per share
        This prospectus relates solely to the resale of up to an aggregate of 5,123,141 shares of common stock of EpiCept Corporation (“EpiCept” or the “Company”) by the selling stockholders identified in this prospectus. These shares include the shares of our common stock issued or issuable upon the exercise of warrants that were sold to those investors identified in this prospectus in the February 9, 2006 private placement of common stock and warrants as well as the shares of certain other selling stockholders whose shares of our common stock are included in this prospectus because they have contractual registration rights with us.
      The selling stockholders identified in this prospectus (which term as used herein includes their pledgees, donees, transferees or other successors-in-interest) may offer the shares from time to time as each selling stockholder may determine through public or private transactions or through other means described in the section entitled “Plan of Distribution” beginning on page 11 at prevailing market prices, at prices different than prevailing market prices or at privately negotiated prices. The prices at which the selling stockholders may sell the shares may be determined by the prevailing market price for the shares at the time of sale, may be different than such prevailing market prices or may be determined through negotiated transactions with third parties.
      We will not receive any of the proceeds from the sale of these shares by the selling stockholders. If the warrants are exercised by the payment of cash, however, we would receive the exercise price of the warrants, which is initially $4.00 per share. However, all the warrants covered by the registration statement of which this prospectus is a part have a cashless exercise provision that allows the holder to receive a reduced number of shares of our common stock, without paying the exercise price in cash. To the extent any of the warrants are exercised in this manner, we will not receive any additional proceeds from such exercise. We have agreed to pay all expenses relating to registering the securities. The selling stockholders will pay any brokerage commissions and/or similar charges incurred for the sale of these shares of our common stock.
      Our common stock is dual-listed on the Nasdaq Stock Market and the OM Stockholm Exchange under the ticker symbol “EPCT.” The last reported sale price of our common stock on March 20, 2006 was $3.75 per share.
       Investing in our common stock involves risks. See the section entitled “Risk Factors” beginning on page 4.
       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is March      , 2006.

      You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different or additional information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this prospectus is accurate as of any date other than the date on the front of this prospectus. Our business, financial condition, results of operations and prospects may have changed since then.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
      This prospectus and the registration statement of which it forms a part and the documents incorporated by reference into these documents contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. We use words such as “anticipates,” “believes,” “plans,” “expects,” “future,” “intends,” “will,” “foresee” and similar expressions to identify these forward-looking statements. In addition, from time to time we or our representatives have made or may make forward-looking statements orally or in writing. Furthermore, such forward-looking statements may be included in various filings that we make with the SEC, or press releases or oral statements made by or with the approval of one of our authorized executive officers. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, those discussed in the section entitled “Risk Factors” beginning on page 4 of this prospectus. Readers are cautioned not to place undue reliance on any forward-looking statements contained herein, which reflect management’s opinions only as of the date hereof. Except as required by law, EpiCept undertakes no obligation to revise or publicly release the results of any revision to any forward-looking statements. You are advised, however, to consult any additional disclosures we make in our reports to the SEC on Forms 10-K, 10-Q and 8-K. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus.

i

PROSPECTUS SUMMARY
      This summary highlights selected information contained elsewhere in this prospectus or incorporated herein by reference. This summary may not contain all of the information that you should consider before buying common stock in this offering. You should carefully read this entire prospectus, including each of the documents incorporated herein by reference, before making an investment decision. As used herein, “we,” “us,” and “our” refer to EpiCept and its subsidiaries prior to giving effect to the merger with Maxim Pharmaceuticals, Inc.
Our Business
      We are a specialty pharmaceutical company focused on the development and commercialization of topically-delivered prescription pain management therapeutics. We have six product candidates in clinical development; three in late-stage clinical development that are ready to enter, or have entered, pivotal Phase IIb or Phase III clinical trials, and three that have completed initial Phase II clinical trials. All of our product candidates target moderate-to-severe pain that is influenced, or mediated, by nerve receptors located just beneath the skin’s surface. Our product candidates utilize proprietary formulations and several topical delivery technologies to administer U.S. Food and Drug Administration (“FDA”) approved pain management therapeutics, or analgesics. We believe that using FDA-approved analgesics reduces the risks associated with new drug development, lowers our development costs and speeds time-to-market. Our product candidates are designed to provide effective pain relief with fewer adverse side effects than systemically-delivered drugs, which are absorbed into the bloodstream. None of our products have been approved by the FDA or its counterparts in other countries.
      Our lead late-stage product candidate, EpiCept NP-1 Cream, is a prescription topical analgesic cream containing a patented formulation, the contents of which include two FDA-approved drugs, amitriptyline and ketamine. Amitriptyline is a widely-used antidepressant, and ketamine is an NMDA antagonist that is used as an anesthetic. EpiCept NP-1 Cream is designed to provide effective, long-term relief from the pain of peripheral neuropathies. Peripheral neuropathies are medical conditions caused by damage to the nerves. The initial indication for this product candidate is post-herpetic neuralgia, a specific type of peripheral neuropathy associated with shingles, a condition caused by the herpes zoster virus. We have completed Phase II clinical trials in the United States and Canada that included 343 subjects and plan to commence a Phase III clinical trial in the United States during 2006.
      LidoPAIN SP, our second late-stage product candidate, is a sterile prescription analgesic patch designed to provide sustained topical delivery of lidocaine to a post-surgical or post-traumatic sutured wound while also providing a sterile protective covering for the wound. If approved, we believe that LidoPAIN SP would be the first sterile prescription analgesic patch on the market. We have completed a Phase II clinical trial in Germany that included 221 hernia repair subjects and commenced a Phase III clinical trial in Europe during the fourth quarter of 2004 that will enroll approximately 500 hernia repair subjects. In July 2003, we entered into an agreement with Adolor Corporation (“Adolor”) for the development and commercialization of LidoPAIN SP in North America. In September 2005, Adolor initiated a Phase II trial in the United States for which we received a milestone payment.
      Our third late-stage product candidate is LidoPAIN BP, a prescription analgesic non-sterile patch designed to provide sustained topical delivery of lidocaine for the treatment of acute or recurrent lower back pain. We have completed Phase II clinical trials in the United States that included 242 subjects and plan to commence a pivotal Phase IIb clinical trial in the United States during the second half of 2006 that will include at least 400 subjects. In December 2003, we entered into an agreement with Endo Pharmaceuticals (“Endo”) for the commercialization of LidoPAIN BP worldwide.
      We have three earlier-stage product candidates in clinical development: (1) EpiCept MP/ DP, a topical spray gel matrix containing morphine and lidocaine for the treatment of oral mucositis, an inflammation of the mucosa of the mouth typically resulting from chemotherapy and radiation therapy, and dental pain; (2) LidoPAIN TV, a topical lidocaine patch for the treatment of tinnitus, a constant or intermittent buzzing or ringing noise in the ear; and (3) LidoPAIN HM, a topical anesthetic patch for the treatment of headache pain. We have completed initial Phase II clinical trials and expects to conduct additional Phase II clinical trials for each of these product candidates.
Recent Developments

Merger with Maxim Pharmaceuticals.
      On January 4, 2006, Magazine Acquisition Corp. (“Magazine”), a wholly owned subsidiary of the Company, completed its merger with Maxim Pharmaceuticals, Inc. (“Maxim”) pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), among the Company, Magazine and Maxim, dated as of September 6, 2005. Maxim is a biopharmaceutical company dedicated to developing innovative cancer therapeutics. Maxim’s leading drug candidate is Ceplenetm (histamine dihydrochloride), which has shown a statistically significant improvement in leukemia free survival in a Phase III clinical trial as a remission maintenance therapy for patients with acute myloid leukemia, or AML.
      Under the terms of the Merger Agreement, Magazine merged with and into Maxim, with Maxim continuing as the surviving corporation and as our wholly-owned subsidiary. Pursuant to the Merger Agreement we issued shares of our common stock to Maxim stockholders in exchange for all of the outstanding shares of Maxim, with Maxim stockholders receiving 0.203969 of a share of our common stock for each share of Maxim common stock. Our stockholders retained approximately 72%, and the former Maxim stockholders received approximately 28% of outstanding shares of our common stock.

Our Recent Private Placement
      On February 7, 2006, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain institutional accredited investors, to which we collectively refer to as the selling stockholders. Pursuant to the Purchase Agreement, the selling stockholders purchased in the aggregate, severally and not jointly, approximately 4.1 million shares of our common stock (the “Shares”), at a price of $2.85 per share, and warrants to purchase approximately 1.0 million shares of our common stock (the “Warrants,” and, together with the Shares and our common stock issuable upon exercise of the Warrants, the “Securities”) with an exercise price of $4.00 per share. The warrants are exercisable for common stock of the Company until February 7, 2011, beginning six (6) months from the date they are issued. The private placement closed on February 9, 2006. We received gross proceeds from the private placement of approximately $11.6 million.
      Rodman & Renshaw LLC acted as the placement agent in the private placement. In consideration for their services, we issued to them warrants representing the right to purchase up to 244,850 shares of our common stock at an exercise price of $4.00 per share. These warrants also expire on February 7, 2011.
      In connection with the Purchase Agreement, we also entered into Registration Rights Agreement with the selling stockholders, dated as of February 7, 2006. Under the Registration Rights Agreement, we are required to file a registration statement with the Securities and Exchange Commission (the “SEC”) to register for resale the Shares and the shares of our common stock issuable upon exercise of the Warrants.
Our Corporate Information
      Our executive offices are located at 270 Sylvan Avenue, Englewood Cliffs, New Jersey 07632, our telephone number at that location is (201) 894-8980, and our website can be accessed at www.epicept.com. Information contained in our website does not constitute part of this prospectus.

THE OFFERING

Common stock outstanding prior to the private placement	20,404,189 shares

Common stock being offered for resale to the public by the Selling Stockholders(1)	5,123,141 shares

Common stock to be outstanding after this offering(1)	25,527,330 shares

Total proceeds raised by offering	We will not receive any proceeds from the resale of our common stock pursuant to this offering. We have received $11.6 million in gross proceeds from the selling stockholders under the Purchase Agreement. We will also receive additional proceeds upon the exercise of the warrants to the extent such warrants are exercised for cash.

Use of proceeds	Any proceeds we may receive will be used to meet our working capital needs and general corporate purposes.

Nasdaq National Market symbol	EPCT

Risk factors	See “Risk Factors” and the other information included and incorporated by reference in this prospectus for a discussion of risk factors you should carefully consider before deciding to invest in our common stock.

(1)	Assumes that all of the shares of common stock underlying the warrants described herein have been exercised in full. Excludes, as of March 16, 2006, (A) 2,938,429 shares of common stock issuable on the exercise of outstanding options at a weighted average exercise price of $7.56 per share, 1,408,458 of which are exercisable within 60 days, (B) 258,484 shares of common stock issuable upon the exercise of outstanding warrants issued by Maxim prior to the consummation of the Merger that were assumed by EpiCept and that are not by the registration statement of which this prospectus is a part, at a weighted average exercise price of $37.46 per share, (C) 1,801,403 shares of common stock available for future issuance under our 2005 Equity Incentive Plan, (D) 500,000 shares of common stock available for future issuance under our 2005 Employee Stock Purchase Plan, and (E) 244,850 shares of common stock issuable upon the exercise of outstanding placement agent warrants.

RISK FACTORS
      An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors, together with all of the other information included or incorporated by reference in this prospectus, which we believe describe the principal risks of investing in our common stock, before you decide whether to purchase any common stock. In addition, you should carefully consider the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2005 (as filed with the Securities and Exchange Commission on March 16, 2006) which contains information pertaining to, but not limited to, the risks involved with our company, our business and our industry. Our business may also be adversely affected by risks and uncertainties not presently known to us or that we currently believe to be immaterial. If any of the following risks occur, our business, financial condition and profitability could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

We expect that our stock price will fluctuate significantly due to external factors.
      Our common stock trades on the Nasdaq National Market and on the OM Stockholm Exchange. Prior to January 4, 2006, our common stock did not trade on an exchange. Sales of substantial amounts of our common stock in the public market could adversely affect the prevailing market prices of the common stock and our ability to raise equity capital in the future.
      The volatility of biopharmaceutical stocks often does not relate to the operating performance of the companies represented by the stock. Factors that could cause this volatility in the market price of our common stock include:

•	results from and any delays in our clinical trial programs;

•	announcements concerning our collaborations with Adolor Corporation and Endo Pharmaceuticals Inc. or future strategic alliances;

•	delays in the development and commercialization of our product candidates due to inadequate allocation of resources by our strategic collaborators or otherwise;

•	market conditions in the broader stock market in general, or in the pharmaceutical and biotechnology sectors in particular;

•	issuance of new or changed securities analysts’ reports or recommendations;

•	actual and anticipated fluctuations in our quarterly financial and operating results;

•	developments or disputes concerning our intellectual property or proprietary rights;

•	introduction of technological innovations or new commercial products by us or our competitors;

•	additions or departures of key personnel;

•	FDA or international regulatory actions affecting us or our industry;

•	issues in manufacturing our product candidates;

•	market acceptance of our product candidates;

•	third party healthcare reimbursement policies; and

•	litigation or public concern about the safety of our product candidates.
      These and other factors may cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise reduce the liquidity of our common stock. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management.

If the ownership of our common stock continues to be highly concentrated, it may prevent stockholders from influencing significant corporate decisions and may result in conflicts of interest that could cause our stock price to decline.
      Our executive officers, directors and their affiliates beneficially own or control approximately 22.53% of the outstanding shares of our common stock. Accordingly, these executive officers, directors and their affiliates, acting as a group, will have substantial influence over the outcome of corporate actions requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets or any other significant corporate transactions. These stockholders may also delay or prevent a change of control of us, even if such a change of control would benefit our other stockholders. The significant concentration of stock ownership may cause the trading price of our common stock to decline due to investor perception that conflicts of interest may exist or arise.

Provisions of our charter documents or Delaware law could delay or prevent an acquisition of us, even if the acquisition would be beneficial to our stockholders, and could make it more difficult for you to change management.
      Provisions of our certificate of incorporation and bylaws may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. This is because these provisions may prevent or frustrate attempts by stockholders to replace or remove our management. These provisions include:

•	a classified board of directors;

•	a prohibition on stockholder action through written consent;

•	a requirement that special meetings of stockholders be called only by the board of directors or a committee duly designated by the board of directors whose powers and authorities include the power to call such special meetings;

•	advance notice requirements for stockholder proposals and nominations; and

•	the authority of the board of directors to issue preferred stock with such terms as the board of directors may determine.
      In addition, Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder, generally a person that together with its affiliates owns or within the last three years has owned 15% of voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Accordingly, Section 203 may discourage, delay or prevent a change in control of us.
      As a result of these provisions in our charter documents and Delaware law, the price investors may be willing to pay in the future for shares of our common stock may be limited.

We have never paid dividends on our capital stock, and we do not anticipate paying any cash dividends in the foreseeable future.
      We have never paid cash dividends on any of our classes of capital stock to date, and we intend to retain our future earnings, if any, to fund the development and growth of our business. In addition, the terms of existing or any future debt may preclude us from paying these dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

Existing stockholders may experience some dilution.
      The current trading price of our common stock is within a range between $2.00 and $12.00 for the period of January 4, 2006 to March 20, 2006. The selling stockholders’ warrants are exerciseable for an aggregate of approximately 1.0 million shares of our common stock and are exerciseable until February 7, 2011, at an exercise price of $4.00, subject to adjustment. Exercise of these warrants may cause dilution in the interests of other stockholders as a result of the additional common stock that would be issued upon exercise. In addition, sales of the shares of our common stock issuable upon exercise of the warrants could have a depressive effect on the price of our stock, particularly if there is not a coinciding increase in demand by purchasers of our common stock. Further, the terms on which we may obtain additional financing during the period any of the warrants remain outstanding may be adversely affected by the existence of these warrants.
      Moreover, we may need to raise additional funds in the future to finance new developments or expand existing operations. If we raise additional funds through the issuance of new equity or equity-linked securities, other than on a pro rata basis to our existing stockholders, the percentage ownership of the existing stockholders may be reduced. Existing stockholders may experience subsequent dilution and/or such newly issued securities may have rights, preferences and privileges senior to those of existing stockholders.
USE OF PROCEEDS
      We are registering these shares pursuant to the registration rights granted to the selling stockholders in our recent private placement as well as pursuant to our obligation to certain other selling stockholders that have contractual registration rights with us. We will not receive any proceeds from the resale of our common stock under this offering. We have, however, received gross proceeds from the sale of our shares and warrants in the private placement of approximately $11.6 million. Net proceeds are approximately $10.8 million after deducting all fees and expenses of the February 2006 private placement and this offering, which are estimated to be approximately $0.8 million.
      We may also receive proceeds from the issuance of shares of common stock upon exercise of warrants. If each of the warrants issued in connection with the February 2006 private placement (other than those issued to Rodman) is exercised for cash, we estimate that we may receive up to an additional $4.1 million. We intend to use any proceeds that we may receive from the issuance of shares of our common stock upon exercise of warrants to meet our working capital needs and for general corporate purposes.
      If the warrants issued in connection with the February 2006 private placement are exercised pursuant to their cashless exercise provision, we will not receive any additional proceeds from such exercise.
SELLING STOCKHOLDERS
      The selling stockholders may from time to time offer and sell any or all of the shares of our common stock set forth below pursuant to this prospectus. When we refer to “selling stockholders” in this prospectus, we mean those persons listed in the table below, and the pledges, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling stockholders’ interests in shares of our common stock other than through a public sale.
      The following table sets forth, as of the date of this prospectus, the name of each selling stockholder for whom we are registering shares for resale to the public, and the number of shares of common stock that each selling stockholder may offer pursuant to this prospectus. Unless otherwise noted, the common stock being offered by the selling stockholders was acquired from us in the private placement that was completed on February 9, 2006. In addition, certain other selling stockholders that did not acquire common stock or warrants from us in the February 9, 2006 private placement are included in this prospectus because they have contractual registration rights. The shares of common stock offered by the selling stockholders were issued pursuant to exemptions from the registration requirements of the Securities Act. The selling stockholders represented to us that they were accredited investors and were acquiring our common stock and warrants exercisable for our common stock, for investment and had no present intention of distributing the common stock. We have agreed to file a registration statement covering the common stock received by the selling stockholders. We have filed with the Securities and Exchange Commission, under the Securities Act, a Registration Statement on Form S-3 with respect to the resale of the common stock from time to time by the selling stockholders, and this prospectus forms a part of that registration statement. Except as noted below, none of the selling stockholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates and none of the selling stockholders is or was affiliated with registered broker-dealers.
      Based on the information provided to us by each selling stockholder and as of the date the same was provided to us, assuming that the selling stockholders sell all of the shares of our common stock beneficially owned by them that have been registered by us and do not acquire any additional shares during the offering, each selling stockholder will not own any shares other than those appearing in the column entitled “Number of Shares of Common Stock Owned After the Offering.” We cannot advise you as to whether the selling stockholders will in fact sell any or all of such shares of common stock. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the table below.

		Number of				Percentage
	Number of	Shares of			Number of	of
	Shares of	Common		Total	Shares of	Common
	Common	Stock Issuable	Total Number	Number of	Common	Stock
	Stock Owned	Upon the	of Securities	Securities	Stock Owned	Owned
	Prior to the	Exercise of	Owned Prior to	Being	After the	After the
Name of Selling Stockholder	Offering	Warrants(1)	the Offering	Registered	Offering(2)	Offering(2)

Alexandra Global Master Fund Ltd.(3)	315,789	78,947	394,736	394,736	0	*
c/o Alexandra Investment Management, LLC 767 Third Ave., 39th Floor New York, NY 10017
Bushido Capital Master Fund, LP(4)	98,373	24,593	122,966	122,966	0	*
c/o Bushido Capital Partners, Ltd. 275 Seventh Ave., Ste. 2000 New York, NY 10001
Bristol Investment Fund, Ltd.(5)	87,719	21,930	109,649	109,649	0	*
c/o Bristol Capital Advisors, LLC 10990 Wilshire Blvd., Ste. 1410 Los Angeles, CA 90024
Cranshire Capital, L.P.(6)	87,720	21,930	109,650	109,650	0	*
666 Dundee Rd., Ste. 1901 Northbrook, IL 60062
Diamond Opportunity Fund, LLC(7)	105,263	26,316	131,579	131,579	0	*
500 Skokie Blvd., Ste. 310 Northbrook, IL 60062
Domain Public Equity Partners, L.P.(8)	701,755	175,439	877,194	877,194	0	*
One Palmer Square, Ste. 515 Princeton, NJ 08542
Efficacy Biotech Master Fund Ltd.(9)	701,755	175,439	877,194	877,194	0	*
11622 El Camino Real, #100 San Diego, CA 92130
Iroquois Master Fund Ltd.(10)	87,720	21,930	109,650	109,650	0	*
641 Lexington Ave., 26th Floor New York, NY 10022
AJW Partners LLC(11)	8,210	2,052	10,262	10,262	0	*
1044 Northern Blvd., Ste. 302 Roslyn, NY 11576
New Millennium Capital Partners II LLC(11)	1,053	263	1,316	1,316	0	*
1044 Northern Blvd., Ste. 302 Roslyn, NY 11576
AJW Offshore Ltd.(11)	41,263	10,316	51,579	51,579	0	*
1044 Northern Blvd., Ste. 302 Roslyn, NY 11576
AJW Qualified Partners LLC(11)	19,649	4,912	24,561	24,561	0	*
1044 Northern Blvd., Ste. 302 Roslyn, NY 11576

		Number of				Percentage
	Number of	Shares of			Number of	of
	Shares of	Common		Total	Shares of	Common
	Common	Stock Issuable	Total Number	Number of	Common	Stock
	Stock Owned	Upon the	of Securities	Securities	Stock Owned	Owned
	Prior to the	Exercise of	Owned Prior to	Being	After the	After the
Name of Selling Stockholder	Offering	Warrants(1)	the Offering	Registered	Offering(2)	Offering(2)

Nite Capital, L.P.(12)	105,263	26,314	131,577	131,577	0	*
100 E. Cook Ave., Ste. 201 Libertyville, IL 60048
RAQ, LLC(13)	105,263	26,316	131,579	131,579	0	*
c/o Paramount BioCapital Investments, LLC 787 Seventh Ave., 48th Floor New York, NY 10019
Valesco Healthcare Partners I, LP(14)	24,211	6,053	30,264	30,264	0	*
787 Seventh Ave., 48th Floor New York, NY 10019
Valesco Healthcare Partners II, LP(15)	38,947	9,737	48,684	48,684	0	*
787 Seventh Ave., 48th Floor New York, NY 10019
Valesco Healthcare Overseas Fund, Ltd.(16)	42,105	10,526	52,631	52,631	0	*
787 Seventh Ave., 48th Floor New York, NY 10019
ProMed Partners, L.P.(17)	142,000	40,169	182,169	177,500	4,669	*
c/o ProMed Management Inc. 237 Park Ave., 9th Floor New York, NY 10017
ProMed Partners II, L.P.(18)	6,256	1,564	7,820	7,820	0	*
c/o ProMed Management Inc. 237 Park Ave., 9th Floor New York, NY 10017
ProMed Offshore Fund, Ltd.(18)	24,176	6,837	31,013	30,220	793	*
c/o ProMed Management Inc. 237 Park Ave., 9th Floor New York, NY 10017
ProMed Offshore Fund II, Ltd.(18)	634,592	158,648	793,240	793,240	0	*
c/o ProMed Management Inc. 237 Park Ave., 9th Floor New York, NY 10017
RA Capital Biotech Fund, LP(19)	701,755	175,439	877,194	877,194	0	*
c/o Bear Stearns Securities Corp. Attn: Cashiers One Metrotech Ctr. North, 4th Floor Brooklyn, NY 11201
Sanders Opportunity Fund, L.P.(20)	5,263	0	5,263	5,263	0	*
600 Travis, Suite 3100 Houston, TX 77002
Sanders Opportunity Fund (Institutional), L.P.(21)	16,833	0	16,833	16,833	0	*
600 Travis, Suite 3100 Houston, TX 77002

   *     Represents less than 1%.

(1)	Unless otherwise indicated, the warrants represented are exerciseable at $4.00 per share of our common stock.

(2)	Unless otherwise indicated, assumes that each selling stockholder will resell all of the shares of our common stock offered hereunder. Applicable percentage of ownership is based on 24,485,026 shares of our common stock outstanding as of March 16, 2006, together with securities exerciseable for, or convertible into, shares of common stock within 60 days of March 16, 2006.

(3)	Alexandra Investment Management, LLC, a Delaware limited liability company (“Alexandra”), serves as investment advisor to Alexandra Global Master Fund Ltd., a British Virgin Islands company (“Master Fund”). By reason of such relationship, Alexandra may be deemed to share dispositive power over the shares of common stock stated as beneficially owned by Master Fund. Alexandra disclaims beneficial ownership of such shares of common stock. Messrs. Mikhail A. Filimonov (“Filimonov”) and Dimitri Sogoloff (“Sogoloff”) are managing members of Alexandra. By reason of such relationships, Filimonov and Sogoloff may be deemed to share dispositive power over the shares of common stock stated as beneficially owned by Master Fund. Filimonov and Sogoloff disclaim beneficial ownership of such shares of common stock.

(4)	Bushido Capital Partners, Ltd., a Cayman Islands company, is the general partner of Bushido Capital Master Fund, LP with the voting, dispositive and investment control over the securities held by Bushido Capital Master Fund, LP. As such, Bushido Capital Partners, Ltd. may be deemed to be the beneficial owner of the shares of common stock held by Bushido Capital Master Fund, LP. Christopher Rossman is the Managing Director of Bushido Capital Partners, Ltd., possessing the power to act on its behalf. Bushido Capital Partners, Ltd. and Mr. Rossman each disclaim beneficial ownership of the shares of common stock held by Bushido Capital Master Fund, LP.

(5)	Bristol Capital Advisors, LLC (“BCA”) is the investment advisor to Bristol Investment Fund, Ltd. (“Bristol”). Paul Kessler is the manager of BCA and as such has voting, dispositive and investment control over the securities held by Bristol. Mr. Kessler disclaims beneficial ownership of these securities.

(6)	Mitchell P. Kopin, President of Downsview Capital, Inc., the General Partner of Cranshire Capital, LP, has sole voting, dispositive and investment control over the securities held by this selling stockholder. Mr. Kopin and Downsview Capital, Inc. each disclaim beneficial ownership of the shares held by Cranshire Capital, L.P.

(7)	David Hokin, Rob Rubin and Richard Marks, in their capacities as Manager and Managing Directors, respectively, share voting, dispositive and investment power over the securities held by this selling stockholder. Each of Messrs. Hokin, Rubin and Marks disclaim beneficial ownership of the shares held by this selling stockholder.

(8)	Nicole Vitullo and Domain Associates, LLC are the managing members of Domain Public Equity Associates, LLC, the sole general partner of Domain Public Equity Partners, L.P. James C. Blair, Brian H. Dovey, Jesse I. Treu, Kathleen K. Schoemaker, Robert J. More and Nicole Vitullo are the managing members of Domain Associates, LLC and share voting, dispositive and investment control over the securities held by Domain Public Equity Partners, L.P. and each disclaim beneficial ownership of such securities except to the extent of their pecuniary interest therein.

(9)	Mark Lappe has sole voting, dispositive and investment control over the securities beneficially owned by this selling stockholder.

(10)	Joshua Silverman has sole voting, dispositive and investment control over all the securities held by this selling stockholder. Mr. Silverman disclaims beneficial ownership of such securities.

(11)	The selling stockholders are affiliates of each other because they are under common control. AJW Partners LLC is a private investment fund that is owned by its investors and managed by SMS Group, LLC. SMS Group, LLC, of which Mr. Corey S. Ribotsky is the fund manager, has voting, dispositive and investment control over the shares owned by AJW Partners LLC. AJW Offshore, Ltd., formerly known as AJW/ New Millennium Offshore, Ltd., is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting, dispositive and investment control over the shares owned by AJW Offshore, Ltd. AJW Qualified Partners, LLC, formerly known as Pegasus Capital Partners, LLC, is a private investment fund that is owned by its investors and managed by AJW Manager, LLC, of which Corey S. Ribotsky and Lloyd A. Groveman are the fund managers, has voting, dispositive and investment control over the shares owned by AJW Qualified Partners, LLC. New Millennium Capital Partners II, LLC, is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting, dispositive and investment control over the shares owned by New Millennium Capital Partners II, LLC.

(12)	Keith Goodman, Manager of Nite Capital, LLC, the General Partner of Nite Capital, L.P., has sole voting, dispositive and investment control over the securities beneficially owned by this selling stockholder. Mr. Goodman disclaims beneficial ownership of such securities.

(13)	Lindsay A. Rosenwald is the managing member of this selling stockholder, and may be deemed a control person, with voting, dispositive and investment control, of the securities owned by such entity. Dr. Rosenwald is also Chairman, Chief Executive Officer and the sole shareholder of Paramount BioCapital, Inc., a registered broker-dealer. Paramount BioCapital, Inc. was not involved in the purchase of the shares of the common stock or warrants, and will not be involved in the sale of the shares being registered on this registration statement.

(14)	The selling stockholder has advised us that certain of its affiliates are NASD registered broker-dealers. The selling stockholder has advised us that it has purchased the securities covered by the registration statement in the ordinary course of its business. The selling stockholder has also advised us that, at the time of the purchase of such securities, it did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities. Keith Maher, Portfolio Manager for Valesco Healthcare GP, LLC, the General Partner of Valesco Healthcare Partners I, LP, has dispositive and voting power over the securities beneficially owned by the selling stockholder.

(15)	The selling stockholder has advised us that certain of its affiliates are NASD registered broker-dealers. The selling stockholder has advised us that it has purchased the securities covered by the registration statement in the ordinary course of its business. The selling stockholder has also advised us that, at the time of the purchase of such securities, it did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities. Keith Maher, Portfolio Manager for Valesco Healthcare GP, LLC, the General Partner of Valesco Healthcare Partners II, LP, has dispositive and voting power over the securities beneficially owned by the selling stockholder.

(16)	The selling stockholder has advised us that certain of its affiliates are NASD registered broker-dealers. The selling stockholder has advised us that it has purchased the securities covered by the registration statement in the ordinary course of its business. The selling stockholder has also advised us that, at the time of the purchase of such securities, it did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities. Keith Maher, Portfolio Manager for Valesco Healthcare GP, LLC, the General Partner of Valesco Capital Management, LP, which is the investment manager of Valesco Healthcare Overseas Fund, Ltd., has dispositive and voting power over the securities beneficially owned by the selling stockholder.

(17)	The selling stockholder has advised us that certain of its affiliates are NASD registered broker-dealers. The selling stockholder has advised us that it has purchased the securities covered by the registration statement in the ordinary course of its business. The selling stockholder has also advised us that, at the time of the purchase of such securities, it did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities. ProMed Partners, L.P. is an affiliate of Musket Research Associates, Inc., a registered broker-dealer. Barry Kurokawa and David B. Musket have dispositive and voting power over the securities beneficially owned by the selling stockholder. Includes 4,669 warrants to purchase our common stock held by ProMed Partners, L.P. These warrants were originally issued by Maxim to ProMed Partners, L.P. (the “ProMed Warrants”) prior to Maxim’s merger with the Company. Subsequent to the merger, the ProMed Warrants became exercisable for our common stock in accordance with the terms of the original ProMed Warrants. The ProMed Warrants have an exercise price of $37.75 and will expire on March 23, 2009. The ProMed Warrants are not covered for resale by this prospectus or the registration statement of which this prospectus forms a part.

(18)	The selling stockholder has advised us that certain of its affiliates are NASD registered broker-dealers. The selling stockholder has advised us that it has purchased the securities covered by the registration statement in the ordinary course of its business. The selling stockholder has also advised us that, at the time of the purchase of such securities, it did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities. ProMed Partners II, L.P., ProMed Offshore

Fund, Ltd. and ProMed Offshore Fund II, Ltd are affiliates of Musket Research Associates, Inc., a registered broker-dealer. Barry Kurokawa and David B. Musket have voting, dispositive and investment power over the securities beneficially owned by each selling stockholder. Each of Messrs. Kurokawa and Musket disclaim beneficial ownership of such shares of our common stock except to the extent of their partnership interests in these funds. Includes an additional 793 warrants to purchase our common stock held by ProMed Offshore Fund II, Ltd. These warrants were originally issued by Maxim to ProMed Offshore Fund, Ltd. (the “ProMed Offshore Warrants”) prior to Maxim’s merger with the Company. Subsequent to the merger, the ProMed Offshore Warrants became exercisable for our common stock in accordance with the terms of the original ProMed Offshore Warrants. The ProMed Offshore Warrants have an exercise price of $37.75 and will expire on March 23, 2009. The ProMed Offshore Warrants are not covered for resale by this prospectus or the registration statement of which this prospectus forms a part.

(19)	Richard Aldrich and Peter Kolchinsky, both Managing Directors of RA Capital Management, LLC, the General Partner of RA Capital Biotech Fund, LP, have voting, dispositive and investment control over the securities beneficially owned by this selling stockholder.

(20)	Don A. Sanders, the Chief Investment Officer of Sanders Opportunity Fund, L.P., has sole voting, dispositive and investment control over the securities beneficially owned by this selling stockholder. Mr. Sanders is the Chairman of the Executive Committee of Sanders Morris Harris Inc., which is a registered broker-dealer and a member of the NASD. These securities were purchased and are held in the ordinary course of business for the account of Sanders Opportunity Fund, L.P. The securities beneficially owned by this selling stockholder were not acquired from us in the February 9, 2006 private placement. Rather, the selling stockholder is included in this prospectus because it has contractual registration rights.

(21)	Don A. Sanders, the Chief Investment Officer of Sanders Opportunity Fund (Institutional), L.P., has sole voting, dispositive and investment control over the securities beneficially owned by this selling stockholder. Mr. Sanders is the Chairman of the Executive Committee of Sanders Morris Harris Inc., which is a registered broker-dealer and a member of the NASD. These securities were purchased and are held in the ordinary course of business for the account of Sanders Opportunity Fund (Institutional), L.P. The securities beneficially owned by this selling stockholder were not acquired from us in the February 9, 2006 private placement. Rather, the selling stockholder is included in this prospectus because it has contractual registration rights.

PLAN OF DISTRIBUTION
      Each Selling Stockholder (the “Selling Stockholders”) of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the Nasdaq National Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchases;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.
      The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.
      Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.
      In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
      The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).
      The Company is required to pay certain fees and expenses incurred by the Company incidental to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.
      Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.
      We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

      Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.
LEGAL MATTERS
      The validity of the issuance of shares of the Common Stock offered by this prospectus will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York.
EXPERTS
      The consolidated financial statements of EpiCept Corporation incorporated in this prospectus by reference from EpiCept Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to EpiCept Corporation’s ability to continue as a going concern as discussed in Note 1), incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
      The consolidated financial statements of Maxim Pharmaceuticals, Inc. as of September 30, 2005 and 2004, and for each of the years in the three-year period ended September 30, 2005, and for the period from inception (October 23, 1989) through September 30, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2005 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered accounting firm, and upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
      The documents incorporated by reference into this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus, without charge, upon written or oral request. If you would like to obtain this information from us, please direct your request, either in writing or by telephone, to:
Investor Relations
EpiCept Corporation
270 Sylvan Avenue
Englewood Cliffs, New Jersey 07632
(201) 894-8980
      We file reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. Copies of our reports, proxy statements and other information may be inspected and copied at the SEC’s Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room of the SEC, 100 F. Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding EpiCept and other issuers that file electronically with the SEC. The address of the SEC internet site is www.sec.gov. This information is also available on our website at www.epicept.com.

      Reports, proxy statements and other information regarding us may also be inspected at:
The National Association of Securities Dealers
1735 K Street, N.W.
Washington, D.C. 20006
      We have filed a registration statement on Form S-3 under the Securities Act with the SEC with respect to the shares to be sold hereunder. This prospectus has been filed as part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement is available for inspection and copying as set forth above.
DOCUMENTS INCORPORATED BY REFERENCE
      The SEC allows us to “incorporate by reference” into this prospectus the information we have filed with the SEC. This means that we can disclose important information by referring you to those documents. All documents that EpiCept subsequently files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, will be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this prospectus, a Current Report (or portion thereof) furnished, but not filed, on Form 8-K shall not be incorporated by reference into this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
      We incorporate by reference the following documents that we have filed with the SEC and any filings that we will make with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is terminated:

•	Our Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the SEC on March 16, 2006;

•	Consolidated Financial Statements of Maxim Pharmaceuticals, Inc. and Subsidiaries (a Development Stage Company) as of September 30, 2005 and 2004, and for each of the years in the three-year period ended September 30, 2005 and for the period from inception (October 23, 1989) through September 30, 2005 (incorporated by reference from Maxim’s Annual Report on Form 10-K, filed with the SEC on December 12, 2005); and

•	The description of our Common Stock, par value $0.0001 per share, contained in our Registration Statement on Form 8-A filed with the SEC on January 4, 2006.

5,123,141
Shares of Common Stock

PRELIMINARY PROSPECTUS

March      , 2006

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
      Expenses payable in connection with the registration and distribution of the securities being registered hereunder, all of which will be borne by the Registrant, are as follows. All amounts are estimates, except the SEC registration fee.

Securities and Exchange Commission registration fee	$1,771.25
Printer expenses	$2,500.00
Legal fees and expenses	$25,000.00
Accounting fees and expenses	$60,000.00

Total	$89,271.25

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS
      Section 145 of the Delaware General Corporation Law (“Section 145”) permits indemnification of officers and directors of a corporation under certain conditions and subject to certain limitations. Section 145 also provides that a corporation has the power to maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145.
      Article 6, Section 1, of EpiCept’s Amended and Restated Certificate of Incorporation provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent not prohibited by the Delaware General Corporation Law. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director or executive officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was a director or officer of EpiCept (or was serving at EpiCept’s request as a director or officer of another corporation) shall be paid by EpiCept in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by EpiCept as authorized by the relevant section of the Delaware General Corporation Law.
      As permitted by Section 102(b)(7) of the Delaware General Corporation Law, EpiCept’s Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be personally liable for monetary damages for breach of the directors’ fiduciary duty as directors to EpiCept and its stockholders. This provision in the Certificate of Incorporation does not eliminate the directors’ fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to EpiCept for acts or omission not in good faith or involving international misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of Stock repurchases or redemptions that are unlawful under Section 174 of the Delaware General Corporation Law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.
      EpiCept intends to enter into indemnification agreements with each of its directors and executive officers and to purchase directors’ and officers’ liability insurance. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law as it may be amended from time to time. Moreover, the indemnification agreements provide for certain additional indemnification. Under such additional indemnification provisions, an individual will receive indemnification for expenses, judgments, fines and amounts paid in settlement if he or she is found to have acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of EpiCept, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Notwithstanding anything to the contrary in the indemnification agreement, EpiCept shall not indemnify any such director or executive officer seeking indemnification in connection with any action, suit, proceeding, claim or counterclaim, or part thereof, initiated by such person unless the initiation thereof was authorized in the specific case by the Board of Directors of EpiCept. The indemnification agreements provide for EpiCept to advance to the individual any and all expenses (including attorneys’ fees) incurred in defending any proceeding in advance of the final disposition thereof. In order to receive an advance of expenses, the individual must submit to EpiCept copies of invoices presented to him or her for such expenses. Also, the individual must repay such advances upon a final judicial decision that he or she is not entitled to indemnification.
      At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of EpiCept in which indemnification is being sought, nor is EpiCept aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee or other agent of EpiCept.

ITEM 16.	EXHIBITS
      The following exhibits are filed herewith or incorporated by reference herein:

Exhibit		Description

2.1		Agreement and Plan of Merger, dated as of September 6, 2005, among EpiCept Corporation, Magazine Acquisition Corp. and Maxim Pharmaceuticals, Inc. (incorporated by reference to Exhibit 2.1 to Maxim Pharmaceuticals, Inc.’s Current Report on Form 8-K dated September 6, 2005).

4.1		Securities Purchase Agreement, dated as of February 7, 2006, among EpiCept Corporation and the several Purchasers named therein (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 8, 2006 (File No. 000-51290) (the “Form 8-K”)).

4.2		Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 10.2 to the Form 8-K).

4.3		Registration Rights Agreement, dated as of February 7, 2006, among EpiCept Corporation and the several Purchasers named therein (incorporated by reference to Exhibit 10.3 to the Form 8-K).

**5	.1	Opinion of Weil, Gotshal & Manges LLP as to the legality of shares of Common Stock being registered.

*23	.1	Consent of Deloitte & Touche LLP.

*23	.2	Consent of KPMG LLP.

**23	.3	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1).

24.1		Power of Attorney of certain directors and officers of the Registrant (included in signature page of this Registration Statement).

*	Filed herewith.

**	To be filed by amendment.

ITEM 17.	UNDERTAKINGS
      (a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration

Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20-percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement, or is contained in the form of a prospectus filed pursuant to Rule 424(b) that is part of this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1993 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424 (b)(3) shall be deemed to be part of this Registration Statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424 (b)(2), or (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii),or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424 (b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1993 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities to the purchaser; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, EpiCept Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood Cliffs, State of New Jersey, on March 21, 2006.

EPICEPT CORPORATION

By:	/s/ John V. Talley

John V. Talley
President and Chief Executive Officer
      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John V. Talley, Robert W. Cook or either of them, his or her true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any related Registration Statement filed pursuant to Rule 462(b) under the Security Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granted unto said attorney-in-fact and agents, full power and authority to do and to perform each and every act and thing required and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any of them or their substitutes or substitutes, could lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on March 21, 2006.

Signature	Title

/s/ John V. Talley John V. Talley	Director, President and Chief Executive Officer (Principal Executive Officer)

/s/ Robert W. Cook Robert W. Cook	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Robert G. Savage Robert G. Savage	Director

/s/ Gert Caspritz Gert Caspritz	Director

/s/ Guy C. Jackson Guy C. Jackson	Director

/s/ John Bedard John Bedard	Director

/s/ Wayne Yetter Wayne Yetter	Director

/s/ Gerhard Waldheim Gerhard Waldheim	Director

EXHIBIT INDEX
EXHIBITS
      The following exhibits are filed herewith or incorporated by reference herein:

Exhibit		Description

2.1		Agreement and Plan of Merger, dated as of September 6, 2005, among EpiCept Corporation, Magazine Acquisition Corp. and Maxim Pharmaceuticals, Inc. (incorporated by reference to Exhibit 2.1 to Maxim Pharmaceuticals, Inc.’s Current Report on Form 8-K dated September 6, 2005).

4.1		Securities Purchase Agreement, dated as of February 7, 2006, among EpiCept Corporation and the several Purchasers named therein (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 8, 2006 (File No. 000-51290) (the “Form 8-K”)).

4.2		Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 10.2 to the Form 8-K).

4.3		Registration Rights Agreement, dated as of February 7, 2006, among EpiCept Corporation and the several Purchasers named therein (incorporated by reference to Exhibit 10.3 to the Form 8-K).

**5	.1	Opinion of Weil, Gotshal & Manges LLP as to the legality of shares of Common Stock being registered.

*23	.1	Consent of Deloitte & Touche LLP.

*23	.2	Consent of KPMG LLP.

**23	.3	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1).

24.1		Power of Attorney of certain directors and officers of the Registrant (included in signature page of this Registration Statement).

*	Filed herewith.

**	To be filed by amendment.